Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form F-1 (No. 333-218336) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to 2,750,000 of its ordinary shares and to the incorporation by reference therein of our report dated August 8, 2018, with respect to the consolidated financial statement of Can-Fite Biopharma Ltd. included in the Report on Form 6-K filed with the Securities and Exchange Commission on August 8, 2018.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
August 31, 2018	A Member of Ernst & Young Global